Exhibit 5.1

[Maples and Calder letterhead]

Our ref	RDS/304101-000002/7054678v1
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

KongZhong Corporation
35/F Tengda Plaza
168 Xiwai Street
Haidian District
Beijing 100044
People’s Republic of China

5 May 2014

Dear Sirs

KongZhong Corporation

We have examined the Registration Statement on Form S-8 to be filed by KongZhong Corporation, a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of certain ordinary shares of the Company (the “Shares”) for issuance pursuant to the following Plan (the “Plan”):

KongZhong Corporation 2013 Equity Incentive Plan

As Cayman Islands counsel to the Company, we have examined the corporate authorizations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorizing their issue, and that no other consideration need be paid for the Shares to be issued in accordance with the Plan.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

In this opinion, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

This opinion is subject to the qualification that under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder

Maples and Calder